Personal Contract of Employment issued to

Tiffany Lathe

(“The Employee”)

by:

Rackspace Managed Hosting Limited

2 Longwalk Road
Stockley Park
Uxbridge
UB11 1BA

(“The Company”)

September 2007

The Company hereby provides you with this Personal Contract of Employment governing your employment with this Company. This contract complies with the Company’s duty under Section 1 of the Employment Rights Act 1996 to provide written particulars of terms of employment. Save where otherwise indicated, this contract forms the basis of your Contract of Employment with the Company.

On joining you will be given access to our Employee Policy and Procedure Handbook. This Personal Contract of Employment together with section 1 of the Employee Policy and Procedure Handbook will form your contract of employment.

1    Commencement of Employment and Continuous Employment

Your employment with this Company began on [ ]

No employment with any previous employer will count towards your continuous period of employment with this Company.

2    Job Title and Job Description

You are employed as the Corporate Counsel, EMEA and your duties and tasks are allocated to you at the discretion of the Company. You will report to the Managing Director EMEA of the company, Douglas Loewe to whom you are responsible.

Please find attached a copy of your job description. The Company may, from time to time, require you to undertake additional or other duties as necessary to meet the needs of the business.

3    Job Location

Your place of work will be your home however, you may be required to travel to the UK offices, customer sites around the UK, or to any of our US offices.

4    Hours of work

Your contractual hours are 40 hours per week. Normal office hours are between 8.30 am to 5.30 pm, Monday to Friday with one hour for lunch. A reasonable amount of overtime may be expected to be worked as dictated by internal or customer requirements or as directed by the Company, for which there will be no additional payment.

The hours of work listed above comply with the Working Time Regulations 1998.

5    Remuneration

Your basic salary will be £80,000 per annum (pro rata) paid directly into a UK Bank or Building Society account of your choice.

(b)    Commission/Bonus Structure
A bonus, driven by personal, company and team performance will be available on a quarterly basis. The basis of calculation of any bonus, the decision on whether to make a payment, and the timing and the amount of any payment, is subject to management’s discretion.

The value of this bonus is anticipated to be circa £40,000 per annum.

No bonus will be due or paid following the termination date.

6    Holidays

Our holiday year runs from 1 January to 31 December. You are entitled to 20 days annual holiday.

Following two full years of service you will accrue one extra “health” day per year up to a maximum of 5 days. In addition you will receive the normal statutory holidays. Your holiday entitlement in your first year will be pro rata.

The full holiday policy is set out with the Employee Policy and Procedure Handbook.

7    Pension

The Rackspace Group Personal Pension is available to all Rackspace employees and details can be found in the Rack Pack documentation you will have received. Rackspace will contribute up to 5% of basic salary for all employees if selected under Rack Pack. Further details of this scheme are available from the HR Manager. Your membership is subject to the rules of the scheme (as may be amended from time to time under its rules).

The Company is contracted out of the state pension scheme.

8    Health and Welfare

Private medical insurance is provided to you as a core benefit within. This cover is automatically extended to include your partner and/or any dependants if applicable.

Life Cover at four times Base Pay is currently provided as a core benefit. In addition Health Insurance is also provided as a core benefit.

9    Overtime

There is no entitlement to paid overtime. Other than that, any hours worked over and above your contractual hours will therefore not accrue overtime payment. Individual discretionary payments may be made on the basis of additional duties performed above and beyond a reasonable expectation.

10    Notice periods

Your contract is for an indefinite period but subject to notice. Full details of your notice periods are outlined in the Employee Policy and Procedure Handbook; however as a Director you will be required to give 3 months notice.

11    Sickness absence and absence notification

Full details of the sickness, absence and notification policy is outlined in the Employee Policy and Procedure Handbook.

12    Disciplinary and Grievance Procedures

Full details of these procedures are contained within the Employee Policy and Procedure Handbook.

13    Restrictive Covenants

As you will be working on matters that are confidential to Rackspace and our customers, you will be required to enter into certain restrictive covenants. These are set out in the Employee Policy and Procedure Handbook that you will be given access to on joining. In summary they will restrict you for 3 months after your employment has terminated, from directly or indirectly soliciting Rackspace customers with whom you had personal dealings or soliciting or employing Rackspace employees with whom you have personally been in the habit of dealing with in the course of your duties in the preceding 12 months, for a period of 6 months following the termination date.

14    Confidential information

During the period of employment with the Company or at any time thereafter, the Employee will not make any improper use of nor disclose any confidential information.

“Confidential information” means information relating to the Company that is not generally known to the trade, and includes information relating to products, trade methods or secrets, research and development, inventions, marketing, customers, employees, orders and shipments, business plans and financial data.

The full Information Sensitivity Policy is set out within the Employee Policy and Procedure Handbook

15    References and Qualifications

Our offer is dependent upon satisfactory background checks.

We may also ask to see original evidence of your academic and/or professional qualifications including grades and reserve the right to terminate our offer of employment if you cannot produce verification of these in a reasonable period of time.

16    Other Contractual Terms
This offer of employment is made on the understanding that any contractual obligations in relation to previous employment, such as a requirement to work notice periods or restrictive covenants, will have ceased prior to the date on which your contract of employment with Rackspace commences. Please advise us if your previous contractual obligations do not permit you to commence employment with the Company on the proposed date.
Rackspace holds personal data relating to you and will process the data in order to comply with our statutory obligations, to process your application and for HR administration. Some of this data may be passed on to a 3rd party managing an outsourced function e.g. payroll, benefits (such as pension and insurance bodies), but such information will be limited to what is absolutely necessary. By signing this contract of employment you agree that we may process and transfer personal data relating to you.
From time to time, Rackspace will need to alter your terms and conditions of employment in order, for example, to take account of latest "best practice" or new employment legislation. If there are any subsequent contractual changes after commencing employment with the Company, you will be notified in writing.
Any service related benefit set out in this Contract or in section 1 of the Employee Policy and Procedure Handbook, i.e. which increases according to your service with the Company (such as holiday entitlement, private medical insurance, occupation sick pay, notice period etc), is provided on the basis that it is meant to encourage loyalty and motivation or reward experience.

Signed for and on behalf of Rackspace Managed Hosting Ltd:

/s/ Douglas Loewe                            September 11, 2007
Douglas Loewe                                Date
Managing Director EMEA

Acceptance Routine

The Employee is required to confirm his/her acceptance of the Contract of Employment Offer by completing the information below and signing both of the original copies of the Personal Contract of Employment provided and returning one copy to the HR Manager. You should retain the other copy for your own records.

Employee Name:     Tiffany Lathe

Address:    ________________________________
________________________________
________________________________
________________________________

Post Code:        ________________________________

Home Telephone No.    ________________________________

I hereby acknowledge receipt of the Personal Contract of Employment and have been given access to the Employee Policy and Procedure Handbook and have read, understood and agreed to abide by the Terms and Conditions and Policies and Procedures set out in the above.

/s/ Tiffany Lathe                        Date: September 11, 2007
Tiffany Lathe